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                                                                      Exhibit 10


                                LICENSE AGREEMENT

         AGREEMENT (this "Agreement") made as of the 5th day of January, 1998 by and among Regent Court Technologies ("Licensor"), a general partnership of which Jonnie R. Williams ("Williams"), of Manakin-Sabot, Virginia, and Francis O'Donnell, Jr., M.D. ("O'Donnell"), of Chesterfield, Missouri, are partners, Williams, individually, O'Donnell individually, and Star Tobacco and Pharmaceuticals, Inc., a Virginia corporation ("Licensee").

         WHEREAS, Licensor is the assignee of Williams of certain intellectual property rights, including without limitation United States patent applications and foreign patent filings relating to methods to cure tobacco so as to eliminate or reduce the amount of tobacco-specific nitrosamines in cured tobacco, and products containing such specially-cured tobacco;

         WHEREAS, Licensee is desirous of acquiring an exclusive license with respect to certain of said products; and

         WHEREAS, Licensor, Williams and O'Donnell are willing to grant said license upon the terms and conditions hereinafter recited;

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.  DEFINITIONS.

                  1.1 "Patent Rights," as used in this Agreement, shall mean (i) all claims of patent applications and issued patents which are now owned by Licensor in the United States and in foreign countries, or to which Licensor has rights, and which read on TSNA-Free Tobacco or which read on the Know-How; (ii) all claims of such patent applications and issued patents which may hereafter be filed or issued, or of which Licensor or Williams or O'Donnell may hereafter become owner, or to which any of them may hereafter acquire rights during the term of this Agreement, and which read on TSNA-Free Tobacco or which read on the Know-How; (iii) any inventions, conceived or reduced to practice before the date of this Agreement or during the term of this Agreement, and thereafter made the subject of a patent application, relating to the production, treatment or curing of tobacco, or a method of manufacturing a product containing tobacco, or of extracting one or more substances from tobacco for the purpose of incorporating such substance or substances in a product or products, and which Licensor, Williams or O'Donnell may hereafter own or acquire rights to.

                  1.2 "Know-How," as used in this Agreement shall mean all information, including without limitation trade secrets, whether or not patentable, relating to, used in, or useful in connection with, TSNA- Free Tobacco, or any methods or devices which are claimed to result in and be useful in connection with tobacco or any product containing tobacco that is less harmful to humans, or for which therapeutic claims are made, whether any such information is now in the possession of Licensor, Williams or O'Donnell, or developed or acquired by any of them during the term of this Agreement.

                  1.3 "TSNA-Free Tobacco," shall mean tobacco in which the presence of one or more tobacco-specific nitrosamines has been eliminated to undetectable levels or been reduced to insignificant (for human use) levels or been prevented from forming to either of such levels. "TSNA-Free Tobacco" shall also refer to any method or device used to produce TSNA-Free Tobacco.


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                  1.4  "Product" shall mean any article, composition, apparatus, substance, chemical, material, method or services which is made, used, distributed or sold which: (i) is covered in whole or in part by one or more pending or unexpired claims contained in any patent included in the Patent Rights; (ii) is manufactured using a method or process which is covered in whole or in part by one or more pending or unexpired claims contained in any patent included in the Patent Rights and/or which utilizes any of the Know-How; or
(iii) the use of which is covered in whole or in part by one or more pending or unexpired claims contained in any patent included in the Patent Rights. For purposes of this definition, a Product is covered by a pending or unexpired claim of a patent if in the course of manufacture, use, distribution or sale, it would, in the absence of this Agreement, infringe one or more claims of a patent which has not been held invalid by a court from which no appeal can be taken.

                  1.5 "License," shall mean the license granted in Section 2 hereof.

                  1.6 "FDA" shall mean the United States Food and Drug Administration.

                  1.7 "Licensor Affiliate," shall mean any entity controlled by Williams and/or O'Donnell.

                  1.8 "Royalties" shall mean the royalties payable by Licensee to Licensor as set forth in Section 3.1 of this Agreement.

                  1.9 "Affiliated Sublicensee" shall mean an entity which Licensee owns or controls or which owns or controls Licensee or which is under the common ownership or control of another Affiliated Sublicensee.

                  1.10 "Royalty Income" shall mean all royalties, license fees and other revenue howsoever characterized earned by Licensee and any Affiliated Sublicensee from any third party other than Licensee or any Affiliated Sublicensee by reason of or pursuant to a sublicense, or rights in the nature of a sublicense, granted under the License or otherwise.

         2.  GRANT OF LICENSE.

                  Subject to the terms and conditions of this Agreement, Licensor hereby grants and agrees to grant to Licensee an exclusive and irrevocable license, with the right to grant sublicenses as provided in this Agreement, under the Patent Rights and under the Know-How, to make, have made, use, sell or otherwise dispose of, or deal in, any Product anywhere in the United States and its possessions. All rights under the Patent Rights and Know-How to make, have made, use, sell or otherwise dispose of or deal in, any Product anywhere outside of the United States and its possessions are expressly reserved to the Licensor.

         3.  ROYALTIES.

                  3.1 In consideration of the grant of License hereunder, Licensee agrees to pay to Licensor (a) a royalty of two percent (2%) on the Net Sales Price on the sale of Products, less any Deductions, by Licensee and any Affiliated Sublicensee (the "Royalties"), and (b) a royalty of six percent (6%) on the Royalty Income, less any Deductions earned by Licensee and any Affiliated Sublicensee. As used herein, "Deductions" shall refer to all expenses accruable under generally accepted accounting practices for (i) the cost of applying for, obtaining, maintaining, enforcing and defending any Patents Rights, (ii) research and development costs related to any Product or any potential Product, or any improvement thereto, or any technology which would be encompassed within the definition of Patent Rights or Know-How. Only those Deductions accruable from and after January 1, 1998, shall be deducted from the Net Sales Price in order to determine the amount of Royalties earned for that period.

                  3.2 All Royalties shall be paid by Licensee to Licensor on a quarterly basis within thirty (30) days after the end of each calendar quarter in which such Royalties and Licensing Payments are accrued. Each such payment shall be accompanied by an accounting statement which shall include:





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                       (i)     the quantity and classification (e.g.,
                               tobacco, cigarettes, snuff, chewing
                               tobacco, or cigars) of Products sold;

                       (ii) the aggregate Net Sales Price of each classification of Products sold and the aggregate Net Sales Price of all Products sold;

                       (iii) the amount of Royalty Income earned, broken down by identity of sublicensee and a description of the transaction by which the Royalty Income has been earned, including, if applicable, a copy of any royalty report or similar report received by Licensee or any Affiliated Sublicensee;

                       (iv) the amount and classification (i.e., whether patent-related expense or research and development expense) of Deductions, and the aggregate amount of all Deductions; and

                       (v)     the total of all Royalties payable to Licensor.

                  3.3 Licensee and all Affiliated Sublicensees shall keep proper books of account showing sales of Products. Licensor's designated auditing firm shall have access to the books and records of Licensee and all Affiliated Sublicensee at all reasonable times to independently determine the amount of Royalties payable hereunder, but for no other purpose. Under no circumstances shall Licensor require such an examination more often than once a calendar year. All information obtained by Licensor and its auditing firm shall be kept strictly confidential by Licensor and its auditing firm.

                  3.4 "Net Sales Price" shall mean the gross sales price of a Product, less any rebates actually paid, discounts and allowances actually taken, and returns to the extent credit is given or paid. There shall be no deduction from Net Sales Price of any federal excise or sales taxes payable on account of the sale of Products or otherwise, including without limitation tobacco product excise taxes.

         4.  RETENTION OF RIGHTS.

                  Notwithstanding the exclusive license granted in Section 2, and in addition to the rights reserved to Licensor in Section 2 Licensor will have the absolute, nontransferable right to use the technology covered by the Patent Rights and Know-How and all improvements thereof, for conducting research.

         5.  PATENT PROSECUTION.

                  5.1 Licensee shall diligently prosecute at Licensee's discretion and at Licensee's expense all Untied States patent applications included within the Patent Rights and shall otherwise at its discretion take such action as shall perfect or effect its title to the Patent Rights. Licensee shall provide Licensor with copies of all U.S. patent applications included in Patent Rights, and, generally, shall provide to Licensor such other information regarding the Patent Rights as Licensor may request from time to time. All patent prosecution information supplied by Licensee to Licensor hereunder shall be subject to the confidentiality provisions of this Agreement.

                  5.2 If Licensor so elects, Licensee shall also diligently prosecute, as instructed by and as agent for Licensor, the Patent Rights in such foreign jurisdictions as Licensor may designate from time to time. Licensor shall reimburse Licensee for all expenses incurred in the prosecution of the Patent Rights in such foreign jurisdictions and as instructed or authorized by Licensor and Licensee shall have the right to offset such expenses actually incurred against Royalties payable. Licensee acknowledges that, in performing the services required of it under this Section 5.2, no license of Patent Rights in foreign jurisdictions is being granted to it.



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         6.  PATENT INFRINGEMENT.

                  6.1 Licensee shall promptly notify Licensor of all claims, allegations and notifications of infringement of third party patents. Except for the placing in escrow of a portion of royalties as referred to hereinafter, Licensor shall have no obligation or liability in the event that legal action is brought against Licensee for patent infringement. Such obligation and liability shall be borne by Licensee. Licensee may choose legal counsel and defend the patent infringement lawsuit. During such lawsuit, Licensee may place all Royalties in an interest-bearing escrow account. The escrow account shall be established in a bank mutually acceptable to both parties under escrow instructions insulating the funds from claims of any creditor. Upon termination of the action, one-half (1/2) of any judgment amount, reasonable attorneys' fees and costs, may be paid from this escrow account. In addition, should the settlement of any such patent infringement lawsuit involve payment of royalties by Licensee to a third party for the continued right to manufacture, use, and sell a Product, then funds in the escrow account and royalties payable to Licensor may be applied against up to one-half (1/2) of such royalties to a third party. Any funds thereafter remaining in the escrow shall be paid to Licensor. The above shall constitute Licensor's sole liability and responsibility in the event of such action. During the patent infringement litigation both parties shall keep each other informed in writing of significant developments in the lawsuit.

                  6.2 Licensee shall promptly notify Licensor of any potential infringement of any of the Patent Rights. In the event that a third party infringes on any of the Patent Rights, Licensee shall have the right but not an obligation to bring legal action to enforce any such patent. If Licensee exercises such right, Licensee shall select legal counsel and pay all legal fees and costs of prosection of such action. In the event that Licensee shall choose not to take such action, Licensor shall have the right, at its option and at its own expense, to prosecute any action to enjoin such infringement or to prosecute any claim for damages. The party prosecuting any such action shall be entitled to retain any funds received as a result of settlement or judgment of such action. The parties may also agree to jointly pursue infringers. After deduction and payment to the parties of their respective costs and fees (including without limitation reasonable attorneys' fees) incurred in prosecuting any such actions, the net funds obtained as a result of settlement or of judgment of any such jointly prosecuted action shall be divided in the following manner: 25% of all net funds shall be divided equally by the parties and 75% of all the net funds shall be divided between the parties in the proportion to the amount of legal fees and costs incurred by the paries in the prosecution of such actions. If funds are insufficient to pay all costs and fees then all of the funds shall be paid to the parties in said proportion.

                  6.3 During any litigation described in Section 6, both parties shall keep each other timely informed of any significant development in the litigation and provide all reasonably requested technical assistance. During any such controversy, full royalty payment shall continue, except as otherwise provided herein.

         7.  SUBLICENSE PERMISSION.

                  Licensee may sublicense any of the Patent Rights only with the prior written permission of Licensor, which permission will not be unreasonably withheld. Notwithstanding the foregoing, no such permission is required with respect to a sublicense granted to any Affiliated Sublicensee, provided, however, that any Affiliated Sublicensee shall agree in writing to be jointly and severally obligated and liable to Licensor for all of the obligations of Licensee under this Agreement, and that no further right to sublicense may be granted to an Affiliated Sublicensee.

         8.  PATENT MARKING.

                  Licensee, all Affiliated Sublicensees and any other sublicensee shall use reasonable efforts to place all appropriate patent and other intellectual property notices, markings and indicia on product and marketing literature for any Products as needed to protect the patent and other intellectual property rights of Licensor and right for damages for infringement thereof.



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         9.  TERMINATION.

                  9.1 Upon the breach of or default under this License Agreement by either party, the non- breaching party may terminate this License Agreement by forty-five (45) days written notice to the breaching party. Said notice shall be effective at the end of such period unless during said period breaching party shall remedy such defect or default. Licensee may also terminate this Agreement at any time, for any reason, by providing Licensor a thirty (30) days written notice. No Royalties shall be returnable. This Agreement may also be terminated immediately by Licensor upon notice to Licensee upon the occurrence of any of the following: (i) Licensee attempts to use, sublicense, transfer or assign its rights or obligations under this Agreement in any manner contrary to the terms of this Agreement or in derogation of Licensor's proprietary rights; or (ii) Licensee is determined to be insolvent or makes an assignment for the benefit of creditors, or has a bankruptcy petition filed by or against it, or a receiver or trustee in bankruptcy or similar officer is appointed to take charge of all or part of Licensee's property. Upon termination of the Agreement all rights granted to or provided by each party to the other shall automatically and irrevocably revert to the granting party.

                  9.2  Surviving any termination are:

                           (i) Licensee's obligation to pay Royalties accrued or accruable.

                           (ii) Licensee's obligations under Section 3.3 of this Agreement.

                           (iii) Any cause of action or claim of Licensee or Licensor, accrued or to accrue, because of any breach or default by the other party.

                           (iv) The provisions of Sections 6, 9.3, 10, 14, 16, 17 and 18.

                  9.3 Upon termination of this License Agreement, Licensee agrees to immediately discontinue the manufacture and sale of the Products and the use of the Patent Rights. Within twenty (20) days after such termination, Licensee shall provide Licensor with a written inventory of all Products currently in its stock as of the date of termination (the "Inventory"). Licensee shall have the right to dispose of such Inventory within four (4) months after said termination. The disposition of all such Inventory shall be subject to all of the terms and conditions of this License Agreement. After the four (4) month sell-off period, Licensee shall destroy or certify their destruction or return to Licensor all remaining unsold Products, all packaging and marketing materials, and shall certify their destruction or return to Licensor specifying the number of each destroyed or returned. All royalty obligations, shall be accelerated and shall become immediately due and payable. In addition, Licensee shall immediately deliver to Licensor (i) all materials relating the Patents together with all copies thereof, and (ii) all market studies or other tests or studies conducted by Licensee with respect to the Products, all at no cost whatsoever to Licensor. This Paragraph 9.3 shall not apply if the termination of this License Agreement arises from the expiration of the term of this Agreement under Section

         10.  REMEDIES.

                  Licensee acknowledges and agrees that any violation of this License Agreement by Licensee would result in irreparable harm to Licensor. Accordingly, Licensee consents and agrees that, if Licensee violates any of the provisions of this License Agreement, Licensor shall be entitled, in addition to other remedies available to it, to an injunction to be issued by any court of competent jurisdiction restraining Licensee from committing or continuing any violation of this License Agreement, without the need for posting any bond or any other undertaking.



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         11.  NOTICES, REPORTS AND PAYMENTS.

                  Any notice, report or payment permitted or required under this Agreement shall be in writing, and shall be sent or delivered to the receiving party at the address set forth below or at such address as either party may from time to time designate in writing.

                           Licensor:        Regent Court Technologies
                                            c/o Francis I. O'Donnell, Jr., M.D.
                                            709 The Hamptons Lane
                                            Chesterfield, MO 63017

                           Licensee:        Star Tobacco & Pharmaceuticals, Inc.
                                            16 South Market Street
                                            Petersburg, VA 23803
                                            Attn: Chief Executive Officer

         12.  PARAGRAPH HEADINGS.

                  Paragraph headings are for the convenience of this Agreement only and shall not add to or detract from any of the terms or provisions.

         13.  SEVERABILITY.

                  If any provision of this Agreement is held invalid under any law applicable to the parties, Affiliated Sublicensees and other sublicensees and/or assignees, that provision shall be considered severable and its invalidity shall not affect the remainder of this Agreement, which shall continue in full force and effect.

         14.  CONTROLLING LAW, JURISDICTION AND VENUE.

                  This Agreement shall be deemed to be executed and to be performed in the Commonwealth of Virginia, and shall be construed in accordance with the laws of the Commonwealth of Virginia as to all matters, including but not limited to matters of validity, constriction, effect and performance. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement, such controversy, claim or dispute may be tried exclusively in the courts of the Commonwealth of Virginia or in the United States Federal District Court located in, or closest to, Richmond, Virginia, as either party may elect. Each of the par-ties hereby waives any defense of lack of in personam jurisdiction, improper venue and forum non conveniens, and agrees that service of process of such court may be made upon each of them by personal delivery or by mailing certified or registered mail, return receipt requested, to the other party at the address provided for in Section 11 hereof. Both parties hereby submit to the jurisdiction of the court so selected, to the exclusion of any other courts which may have had jurisdiction apart from this
Section 14.

         15.  TERM OF THE AGREEMENT.

                  Except as otherwise terminated pursuant to the other provisions of this License Agreement, this Agreement shall terminate upon expiration of the last to expire of the Patent Rights.

         16.  NEGATION OF WARRANTIES.

                  16.1 Nothing in this Agreement shall be construed as:

                           i. a warranty or representation by Licensor as to the validity or scope of any of the Patent Rights; or


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                           ii.      a warranty or representation that any
                                    Products made, used, sold or otherwise
                                    disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

                           iii. an obligation to bring or prosecute actions or suits against third parties for infringement; or

                           iv. conferring the rights to use in advertising, publicity or otherwise any trademark, trade name, or names or any contraction, abbreviation, simulation or adoption thereof, of Licensor; or

                           v. any obligation to furnish any know-how not provided.

                  16.2 LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, nor does Licensor represent that the rights granted hereunder will result in Products that are commercially successful.

                  16.3 Licensee further agrees that it will not rely upon technical information provided by Licensor in developing and manufacturing any Products hereunder, but will independently test, analyze and evaluate all Products prior to manufacture and distribution of such Products.

         17.  INDEMNITY.

                  17.1 Licensee shall defend, indemnify and hold harmless Licensor and its partners, employees and agents and Williams and O'Donnell, and their respective successors, heirs and assigns (the "Indemnitees"), against all liabilities, demands, losses, costs, and expenses (including without limitation attorneys' fees) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including but not limited to, actions in the form of tort, warranty, or strict liability) for death, personal injury, illness, or property damage arising from Licensee's use, sale, or other disposition of any Products, or exercise of any of rights under the License.

                  17.2 Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to Licensor to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

                  17.3 As a condition precedent to a grant of permission by Licensor for Licensee to sublicense any of the Patent Rights herein, the prospective sublicensee shall agree to indemnify Licensee and Licensor to the same extent and degree as Licensee has agreed to indemnify Licensor herein.

         18. ATTORNEYS' FEES.

                  In any action on or concerning this Agreement, the prevailing party shall be awarded its reasonable attorneys' fees, costs and necessary disbursements, to be paid by the nonprevailing party.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                          Regent Court Technologies


                                          by: /s/  Francis E. O'Donnell, Jr.
                                             -----------------------------------
                                             General Partner


                                          Star Tobacco and Pharmaceuticals, Inc.


                                          by:   /s/  Samuel P. Sears, Jr.
                                             -----------------------------------
                                             Samuel P. Sears, Jr.

                                              /s/  Jonnie R. Williams
                                             -----------------------------------
                                             Jonnie R. Williams



                                              /s/  Francis E. O'Donnell, Jr.
                                             -----------------------------------
                                             Francis E. O'Donnell, Jr.



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